exhibit 7.27

Assignment Agreement

This Assignment Agreement (the “Agreement”) is made as of February 18, 2019 (the “Effective Date”), by Ruiping Zhang, an individual who is a citizen of the United States of America (“Mr. Zhang”), and the Ruiping Zhang 2016 Descendants Trust (the “Trust,” and together with Mr. Zhang, the “Parties” and each a “Party”).

RECITALS

WHEREAS, Mr. Zhang, as grantor, established the Trust and entered into a trust agreement (the “Trust Agreement”) by and between Mr. Zhang, and the Trust on May 9, 2016;

WHEREAS, pursuant to Section 3.1.1 of the Trust Agreement, the trustee of the Trust (the “Trustee”) was obligated to pay to Mr. Zhang, in his capacity of Grantor, two annuity payments for each full year of the Trust’s term;

WHEREAS, on March 3, 2018 the Trust, Mr. Zhang, and L & L Horizon, LLC (the “LLC”) entered into an operating agreement (the “Operating Agreement”), pursuant to which the Trust contributed 1,062,821 Class B Common Shares in Ehi Car Services, Ltd., constituting all of its assets, for membership rights and a 14.88% ownership interest in the LLC (the “Trust’s LLC Interest”);

WHEREAS, pursuant to Sections 3.1.1 of the Trust Agreement, as of May 9, 2018, the Trust is obligated to pay Mr. Zhang an amount equal to $5,673,676.80 as the second annuity payment (the “Second Annuity Payment”), an amount which exceeds the entire value of the Trust’s assets;

WHEREAS, in accordance with the terms of the Operating Agreement, the Parties desire to transfer and assign all of the Trust’s LLC Interest, constituting all of the Trust’s assets, to Mr. Zhang (the “Second Distribution”) in full satisfaction of the Trust’s obligation to pay the Second Annuity Payment; and

WHEREAS, following the Second Distribution, the Trust will: (i) hold no assets, (ii) be disassociated as a member of the LLC pursuant to Section 6.7 of the Operating Agreement, and (iii) terminate in accordance with Section 4 of the Trust Agreement.

NOW, THEREFORE, that Parties agree as follows:

1.             ASSIGNMENT.

1.1           In full satisfaction of the Trust’s obligation to pay Mr. Zhang the Second Annuity Payment, the Trust hereby assigns, conveys, transfers, and sets over to Mr. Zhang, his successors and assigns, all of the Trust’s right, title and interest in, and to the Trust’s LLC Interest.

1.2           Mr. Zhang hereby accepts the forgoing assignment.

IN WITNESS WHEREOF, the Parties have duly executed this Assignment Agreement as of the Effective Date.

RUIPING ZHANG		RUIPING ZHANG 2016 DESCENDANTS TRUST

By:	/s/ Ruiping Zhang	By:	/s/ Ruiping Zhang
Name:	Ruiping Zhang	Name:	Ruiping Zhang
		Title:	Trustee